UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2007

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana	0-6233	35-1068133
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 North Michigan Street, South Bend, Indiana 46601
(Address of principal executive offices) (Zip Code)

574-235-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On June 7, 2007, 1st Source Corporation, completed a private placement issuance of $40 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The Corporation also obtained commitments for two additional fundings of trust preferred securities that may occur over the next five months. The trust preferred securities are intended to qualify as tier 1 capital.

The $40 million of trust preferred securities were issued on June 7, 2007 at $1,000.00 per share and bear a 7.2175 percent per annum fixed rate of interest, payable quarterly. The securities are redeemable after five years and are due in 2037. The net proceeds of this issuance will be used by 1st Source to fund a portion of the purchase price for FINA Bancorp.

The two additional fundings of trust preferred securities may occur as follows: $17 million to be funded on or before August 1, 2007, at a rate to be determined, and $30 million to be funded on or before October 31, 2007, at a rate to be determined. These subsequent fundings are expected to be utilized for debt restructuring.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st SOURCE CORPORATION
(Registrant)

Date: June 11, 2007	/s/CHRISTOPHER J. MURPHY III
Christopher J. Murphy III
Chairman of the Board, President and CEO